UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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OFFICE DEPOT, INC.

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On August 5, 2013, Office Depot, Inc. (the “Company”) issued the following press release.

CONTACTS:

Richard Leland

Investor Relations

561.438.3796

richard.leland@officedepot.com

Brian Levine

Public Relations

561.438.2895

brian.levine@officedepot.com

OFFICE DEPOT FILES INVESTOR PRESENTATION DEMONSTRATING THAT ELECTION OF ITS NOMINEES WILL LEAD TO GREATER SHAREHOLDER VALUE

Insertion of Starboard Nominees Will Jeopardize the Progress Made to Date on OfficeMax Transaction and Realization of Substantial Synergies — Each Month of Delay in Integration Estimated to Cost Shareholders $12M in Potential Savings

Company Intends to Hold Next Annual Shareholders Meeting in April 2014

Boca Raton, Fla., August 5, 2013 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office supplies and services, announced that on Friday it filed a presentation with the U.S. Securities and Exchange Commission (SEC) demonstrating the importance of shareholders electing the Board’s nominees at the Company’s Annual Meeting on August 21.

In the presentation, Office Depot noted that the election of the Board’s nominees will ensure their continued oversight of the Company’s progress on its multi-year strategic plan to improve operations at Office Depot and achieve the substantial synergies and value creation opportunities of the OfficeMax and Office Depot de Mexico transactions. Office Depot also highlighted the unique qualifications of its Board nominees in executing on these long-term initiatives and completing the integration process with OfficeMax for an expected successful closing by the end of 2013. The Company emphasized the particular importance of its nominees’ qualifications, as removing some of these Board members could cause significant delays to the integration process, which is already well underway, and the realization of the merger’s significant value for shareholders. Each month of delay in successful integration represents approximately $12 million in lost potential synergies for the combined Company and thus all Office Depot shareholders.

Starboard Value LP has spent the last nine months boasting to the Company and its investors about an alternative plan, finally unveiling it three days ago, just a few weeks before the Company’s important election of directors, at a time when there is a clear need for efficient and focused execution of the merger process. Starboard’s recently filed presentation discloses a “plan” that is not only deeply flawed, but threatens to undo much of the core operational improvements put in place by the Company. Further, it poses massive risk to the proposed merger of equals with OfficeMax, specifically in terms of integration planning and the CEO search. For example, Starboard proposes cutting over 60 percent of the Company’s IT budget and 50 percent of the Company’s Finance budget, severely impacting daily business operations. These are the kinds of ideas that would significantly set back the business and destroy much of the value inherent in the merger.

Investors should also reject Starboard’s claimed ownership of Office Depot’s significant value-creating actions. While the Company was gratified by Starboard’s vote in favor of the OfficeMax transaction and its public support for the monetization of Mexico, it notes that both transactions were years in the making, under the careful orchestration of an experienced and highly qualified Board of Directors. Starboard’s nominees do not bring any unique experience or expertise to Office Depot that is not already represented by the Board’s nominees, and the Office Depot Board strongly believes it is in all shareholders’ best interests to allow the Board to continue its progress without disruption.

Other highlights from the Office Depot presentation include:

•	Office Depot’s multi-year business improvement plan is delivering results

•	Over $1 billion in benefits since 2007, including approximately $200 million in 2012 and an estimated $120 million in additional benefits expected in 2013

•	Office Depot recently executed two of the company’s largest value creation opportunities

•	Sold its joint venture stake in Mexico to Grupo Gigante for approximately $680 million, an 11.6x EBITDA multiple, significantly increasing the Company’s liquidity and financial flexibility

•	Signed a merger agreement with OfficeMax in February 2013, creating the opportunity for Office Depot shareholders to benefit from an estimated $400-$600 million in annual synergies

•	Both initiatives were started in late 2011 / 2012, well before Starboard’s ownership

•	The OfficeMax transaction offers substantial synergy potential

•	$130 - $200 million from purchasing efficiencies

•	$70 - $100 million from supply chain

•	$70 - $100 million from advertising and marketing

•	$130 - $200 million from Selling, General & Administrative (SG&A)

•	The Board of Directors is best-qualified to deliver shareholder value

•	The Board has evolved significantly to maintain a fresh, knowledgeable and shareholder-oriented perspective

•	Added six new directors in the last six years with a combination of retail experience and equity holder perspective

•	Integration planning is already well underway with strong leadership from both organizations

•	The Boston Consulting Group (BCG) is actively engaged as an external integration advisor

•	Established an Integration Management Office (IMO), 12 integration planning teams and five platform teams with joint representation from Office Depot and OfficeMax

•	Detailed integration strategy and Day 1 operating plan are already in development

•	Integration includes extensive collaboration between both companies and both Boards with frequent face-to-face IMO Steering Committee meetings

•	The Office Depot Board is committed to open dialogue with all shareholders

•	Since Starboard filed its 13D, the Board and management have held six face-to-face discussions and multiple phone conversations over 11 months on a variety of topics

•	As a sign of constructive dialogue with Starboard, Office Depot extended an offer to invite Joseph Vassalluzzo (a Starboard nominee) to join its Board of Directors, which he declined

•	Any CEO candidates Starboard submits to the selection committee will receive due consideration

•	The Board plans to hold the next Annual Shareholders Meeting to elect directors in April of 2014

Additional information about the presentation can be found at http://investor.officedepot.com.

Office Depot urges all shareholders to vote the WHITE proxy card for its ten Board nominees to allow the Board to continue to execute on these important initiatives and complete the integration planning necessary to deliver value for all shareholders. Shareholders who need assistance in voting or who have questions about the annual meeting may call the Company’s proxy solicitor toll-free at (877) 825-8621.

About Office Depot

Office Depot provides core office supplies, the latest technology, school essentials, copy & print services, cleaning & breakroom products, and furniture to consumers, teachers and businesses of all sizes through 1,614 worldwide retail stores, global e-commerce operations, a dedicated sales force, an inside sales organization, and top-rated catalogs. The Company has annual sales of approximately $10.7 billion, employs about 38,000 associates, and serves customers in 60 countries around the world. Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://news.officedepot.com.

IMPORTANT INFORMATION HAS BEEN AND WILL BE FILED WITH THE SEC

In connection with the solicitation of proxies for Office Depot’s Annual Meeting of Shareholders (the “2013 Annual Meeting”), Office Depot has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement concerning the proposals to be presented at the 2013 Annual Meeting. The proxy statement contains important information about Office Depot and the 2013 Annual Meeting. Office Depot and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Office Depot’s shareholders in connection with the election of directors and other matters to be proposed at the 2013 Annual Meeting. Information regarding the interests, if any, of these directors, executive officers and specified employees is included in the definitive proxy statement and other proxy materials (the “Proxy Materials”) filed by Office Depot with the SEC on July 19, 2013. On July 22, 2013, Office Depot mailed the Proxy Materials to shareholders of record as of July 11, 2013. Investors and shareholders are able to obtain free copies of the Proxy Materials and other documents filed with the SEC by Office Depot through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders are able to obtain free copies of the Proxy Materials and other documents filed by Office Depot with the SEC by contacting Office Depot Investor Relations at 6600 North Military Trail, Boca Raton, FL 33496, or by calling 561-438-7878.

OFFICE DEPOT SAFE HARBOR STATEMENT

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Office Depot, the merger and other transactions contemplated by the merger agreement, and the outcome of the 2013 Annual Meeting. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Office Depot, based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. Therefore, investors and shareholders should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; failure to satisfy other closing conditions with respect to the merger; the risks that the new businesses will not be integrated successfully or that Office Depot will not realize estimated cost savings and synergies; Office Depot’s ability to maintain its current long-term credit rating; unanticipated changes in the markets for its business segments; unanticipated downturns in business relationships with customers or their purchases from Office Depot; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties that affect Office Depot’s business described in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC. Office Depot does not assume any obligation to update these forward-looking statements.